Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated December 27, 2006, in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Greif, Inc. for the registration of $300,000,000 of its 6 3/4% Senior Notes due 2017.

/s/ Ernst & Young LLP

Columbus, Ohio

April 18, 2007